Exhibit 99.1


        Cascade Natural Gas Corporation Announces First Quarter Earnings


    SEATTLE--(BUSINESS WIRE)--Jan. 25, 2006--Cascade Natural Gas Corporation (NYSE:CGC) reports fiscal year 2006 first quarter earnings of $8.0 million, or $0.70 per share, compared to $6.6 million, or $0.59 per share, for the first quarter of fiscal year 2005. Included in earnings are mark-to-market valuations on derivatives used to hedge gas supply prices, which reduced reported fiscal 2006 first quarter earnings by $0.03 per share and fiscal 2005 first quarter earnings by $0.04 per share.

    Financial and Operating Highlights

    Operating Margins

    Total operating margin (revenue minus gas cost and revenue taxes) increased by $1.9 million over the first quarter of fiscal 2005.
    Residential and commercial margins drove the majority of the margin improvement with a $1.7 million increase, $1.4 million of which is due to a 10.4% increase in average consumption per customer. These consumption increases resulted from cooler weather, especially during December. Our 4.9% year-to-year growth in customer count contributed $1.1 million more. Most of the remainder of the residential and commercial margin difference results from a change following last fall's Oregon purchased gas adjustment filing (PGA), which has the effect of reallocating certain demand charge recoveries. For the first quarter, this change reduced the reported margin by $535,000 when compared to the same quarter in fiscal 2005, but it is not expected to impact full year earnings.
    Electric generation operating margin increased year-to-year by $259,000, while industrial operating margin dropped by $172,000 from the same quarter last year.
    All other items combined resulted in an increase of $109,000 to total margin, most of which is due to the reduction in mark-to-market losses.

    Cost of Operations

    Cost of Operations (operating expense, depreciation and amortization, and property and miscellaneous taxes) is down by $542,000, compared to the first quarter of fiscal year 2005. Management initiatives resulted in $1.6 million in reduced quarterly operating expenses. Last fall's reduction in force, combined with other reduction opportunities, and a focus on managing overtime reduced direct labor costs by $638,000. Outsourcing our retiree medical obligations to an insurance company contributed toward the $617,000 in reduced benefit costs. Another $356,000 in year-to-year cost reductions was achieved in various corporate and administrative areas. These operating cost savings were partially offset by incentive compensation accruals totaling $680,000. Depreciation and amortization increased $209,000, consistent with capital spending over the most recent four quarters. We also increased bad debt expense by $180,000 in anticipation of potential collection issues due to recent gas cost increases.

    Capital Spending and Funding of Operations

    Capital spending during the quarter was $3.8 million compared to $7.8 million in the first quarter of fiscal year 2005. Part of the difference was due to $1.0 million relating to the completed AMR and call center centralization projects and $1.4 million of one-time specific system reinforcement expenditures in the first quarter of fiscal year 2005. The remaining $1.6 million is attributable to the implementation of a new investment evaluation process to assure that all capital spending provides an adequate return or is required for safety or regulatory compliance. Our current expectation is we will end the year at or below our fiscal 2006 capital budget of $22.0 million. We have adequate liquidity and borrowing lines to meet our anticipated needs, and estimate that cash flow will be sufficient to support operations, fund capital spending and pay dividends at their current level.

    Other Items

    Management is expecting earnings for fiscal year 2006 to be in the range of $0.96 to $1.08. Our outlook assumes average weather for the rest of the fiscal year and does not include any effects of mark-to-market valuations.
    The Company previously announced its declaration of a regular quarterly cash dividend of $0.24 per common share, payable February 15 to shareholders of record at January 31, 2006.
    To assist the Company in evaluating all available options to maximize shareholder value, we have retained J.P. Morgan Securities Inc. to provide strategic and financial advice as well as regulatory support. The Company is currently finalizing its rate case filing, including its Conservation Alliance Plan (decoupling), for its Washington State operations and expects to file before the end of this quarter.

    Live Web-cast

    The Company will host a live web-cast to discuss the quarterly results January 26 at 8:00 a.m. Pacific Time. To listen to the call, log on to our web site, cngc.com and select "Investors," then click the live web-cast icon.
    Cascade Natural Gas Corporation is a local distribution company providing natural gas service to approximately 235,000 residential, commercial, and large industrial customers in the states of Washington and Oregon.

    Forward-Looking Statements

    The Company's discussion in this report, or in any information incorporated herein by reference, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, are forward-looking statements, including statements concerning plans, objectives, goals, strategies, and future events or performance. The disclaimers under the caption "Forward-Looking Statements," included under item 7A of the Company's Annual Report on Form 10-K filed on December 15, 2005 for the year ended September 30, 2005, apply in their entirety to all forward-looking statements contained in this report.



                    Cascade Natural Gas Corporation
     Financial Highlights -- (Thousands, except per share amounts)
                       First Quarter Fiscal 2006



                                         Fiscal Year 2006
                             -----------------------------------------

                                    Three Months Ended
                             -------------------------------    Year
                                                                 to
                              Dec 31   Mar 31 Jun 30 Sep 30     Date
                             --------- ------ ------ ------- ---------

Revenues                     $158,632                        $158,632
Operating Margin               30,791                          30,791
Cost of Operations             15,042                          15,042
                              -------- ------ ------ -------  --------

Operating Income (Loss)        15,749     -      -      -      15,749
Interest and Other              2,972                           2,972
Income Taxes                    4,737                           4,737
                              -------- ------ ------ -------  --------

Net Income (Loss)            $  8,040                        $  8,040

Common Shares Outstanding:
  End of Period                11,439                          11,439
  Average                      11,428                          11,428

Earnings (Loss) Per Share
  Basic and diluted          $   0.70                        $   0.70

Dividends Paid per share     $   0.24                        $   0.24

Capital Expenditures (net)   $  3,756                        $  3,756

Book Value Per Share         $  10.88                        $  10.88

Market Closing Price         $  19.51                        $  19.51

Active Customers (End of
 Period)                          235                             235

Gas Deliveries (Therms):
  Residential & Commercial     95,682                          95,682
  Industrial & Other          230,396                         230,396

Degree Days
  5-Year Average                2,106                           2,106
  Actual                        2,250                           2,250

Colder (warmer) than 5-year
 avg.                               7%                              7%

Colder (warmer) than prior
 year                              16%                             16%



                                      Fiscal Year 2005
                       -----------------------------------------------

                                 Three Months Ended
                       -------------------------------------   Year
                                                               ended
                        Dec 31    Mar 31    Jun 30   Sep 30   Sep 30
                       --------- --------- -------- -------- ---------

Revenues              $104,613  $117,711  $ 56,315  $ 47,861  $326,500
Operating Margin        28,922    30,842    17,674    14,277    91,715
Cost of Operations      15,584    16,245    16,412    17,042    65,283
                      --------  --------  --------  --------  --------

Operating Income
 (Loss)                 13,338    14,597     1,262    (2,765)   26,432
Interest and Other       2,894     2,976     2,891     2,792    11,553
Income Taxes             3,812     4,269      (502)   (1,947)    5,632
                      --------  --------  --------  --------  --------

Net Income (Loss)     $  6,632  $  7,352  $ (1,127) $ (3,610) $  9,247

Common Shares
 Outstanding:
  End of Period         11,292    11,338    11,384    11,413    11,413
  Average               11,279    11,312    11,367    11,396    11,339

Earnings (Loss) Per
 Share
  Basic and diluted   $   0.59  $   0.65  $  (0.10) $  (0.32) $   0.82

Dividends Paid per
 share                $   0.24  $   0.24  $   0.24  $   0.24  $   0.96

Capital Expenditures
 (net)                $  7,770  $  7,759  $  6,038  $  6,444  $ 28,011

Book Value Per Share  $  10.89  $  11.32  $  10.99  $  10.39  $  10.39

Market Closing Price  $  21.20  $  19.96  $  20.50  $  21.77  $  21.77

Active Customers (End
 of Period)                225       228       225       227       227

Gas Deliveries
 (Therms):
  Residential &
   Commercial           82,643    92,637    39,632    22,843   237,755
  Industrial & Other   227,779   228,890   176,178   211,305   844,152

Degree Days
  5-Year Average         2,091     2,271       806       212     5,380
  Actual                 1,945     2,230       769       226     5,170

Colder (warmer) than
 5-year avg.              (7%)      (2%)      (5%)        7%      (4%)

Colder (warmer) than
 prior year               (8%)      (1%)       16%       15%      (1%)



    CONTACT: Cascade Natural Gas Corporation
             Rick Davis, 206-624-3900